                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     / / Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        SANTA FE ENERGY RESOURCES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                   MARK OLDER
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                        SANTA FE ENERGY RESOURCES, INC.

                          ---------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The annual meeting of stockholders of Santa Fe Energy Resources, Inc. will be held in the Ballroom of the Ritz Carlton Hotel, 1919 Briar Oaks Lane, Houston, Texas, on Tuesday, May 10, 1994, at 10:00 a.m. for the following purposes:

     (A) To elect four directors;

     (B) To ratify and approve the appointment of Price Waterhouse as independent auditors for the fiscal year ending December 31, 1994; and

     (C) To transact such other business as is properly brought before the meeting.

     Common stockholders of record at the close of business on March 14, 1994 are entitled to notice of the meeting and are entitled to vote at the meeting. A list of such stockholders will be kept at the office of the Corporation at 1616 South Voss, Houston, Texas 77057, for a period of ten days prior to the meeting.

     By order of the Board of Directors.

                                           MARK A. OLDER
                                           Corporate Secretary

1616 South Voss
Houston, Texas 77057
March 29, 1994
                             YOUR VOTE IS IMPORTANT

               PLEASE MARK, DATE, AND SIGN YOUR PROXY AND RETURN
                     IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                        SANTA FE ENERGY RESOURCES, INC.
                                1616 SOUTH VOSS
                                 HOUSTON, TEXAS

                          ---------------------------

                                PROXY STATEMENT
                                 MARCH 29, 1994
                          ---------------------------

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 10, 1994

     The annual meeting of stockholders of Santa Fe Energy Resources, Inc. (the "Corporation") will be held on May 10, 1994, in Houston, Texas. The enclosed proxy card is solicited by the Board of Directors of the Corporation, and your execution and prompt return of the card is requested. Every common stockholder, regardless of the number of shares held, should be represented at the annual meeting. Whether or not you expect to be present at the meeting, please mark, sign and date the enclosed proxy card and return it in the enclosed envelope. Any stockholder giving a proxy has the right to revoke it. If you attend the meeting and wish to vote your shares in person, you may do so at that time.

     The shares represented by your proxy will be voted in accordance with the specifications made on the proxy card. Unless otherwise directed, it is intended that such shares will be voted:

     (A) For the election to the Corporation's board of directors of the four nominees named below; and

     (B) For the ratification and approval of the appointment of Price Waterhouse as independent auditors for the fiscal year ending December 31, 1994; and

     (C) In accordance with the best judgment of the persons acting under the proxy concerning other matters that are properly brought before the meeting.

     Common stockholders of record at the close of business on March 14, 1994 are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. Each share of common stock of the Corporation is entitled to one vote. Holders of the Corporation's Convertible Preferred Stock, 7% Series, are not entitled to vote on the matters to be considered. At the close of business on March 14, 1993, the Corporation had 89,936,650 shares of common stock outstanding and entitled to vote. The Corporation anticipates first sending this proxy statement and the enclosed proxy card to stockholders on or about March 29, 1994.

                             ELECTION OF DIRECTORS

     The number of directors of the Corporation, as determined by the Board under Article Fifth of the Corporation's Restated Certificate of Incorporation, is currently twelve. The terms of four present directors expire in 1994, and four directors are to be elected at the 1994 annual meeting for a term of three years. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and qualify. The nominees for whom the enclosed proxy is intended to be voted are set forth below. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the persons acting under it. The election as directors of the persons nominated in this proxy statement will require the vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present. A holder of a share shall be treated as being present at a meeting if the holder of such share is either present in person at the meeting or is represented at the meeting by a valid proxy, whether the proxy is marked as casting a vote or abstaining, is left blank or does not empower such proxy to vote with respect to some or all matters to be voted upon at the meeting. In determining the number of votes cast, shares abstaining from voting or not voted on a matter (including elections) will not be treated as votes cast.

     Unless otherwise indicated, each director listed below has served in his or her present occupation for at least five years. The indicated periods of service as a director of the Corporation include service during the time the Corporation was a wholly owned subsidiary of Santa Fe Pacific Corporation ("SFP").

                NOMINEES FOR ELECTION AS DIRECTORS TO BE ELECTED
                    FOR A TERM OF THREE YEARS ENDING IN 1997

                                                                                      FIRST
                                  NAME, AGE AND                                     ELECTED A
                               BUSINESS EXPERIENCE                                  DIRECTOR
- ----------------------------------------------------------------------------------  ---------
ROD F. DAMMEYER, 53...............................................................     1990
  President and a director since 1985 and Chief Executive Officer since 1993 of
  Itel Corporation (holding company involved primarily in distribution of wiring systems products.) Mr. Dammeyer is also a director of Q-Tel S.A., Servicios
  Financieros Quadrum, S.A., Lomas Financial Corporation, Jacor Communications,
  Inc., Revco D.S., Inc., Capsure Holdings Corp. and the Vigoro Corporation and a
  trustee of Van Kampen Merritt Closed End Mutual Funds. In addition, Mr. Dammeyer is President, Chief Executive Officer and a director of Great American
  Management and Investment, Inc.
MARC J. SHAPIRO, 46...............................................................     1990
  Chairman, President and Chief Executive Officer of Texas Commerce Bancshares,
  Inc. (banking) and Texas Commerce Bank National Association ("Texas Commerce
  Bank") since January 1994. President and Chief Executive Officer of Texas
  Commerce Bancshares, Inc. (banking) from December 1989 to January 1994, and a member of the Management Committee of Chemical Banking Corporation since
  December 1991. From August 1990 to December 1991, a member of the Office of the
  Chairman of Chemical Banking Corporation, Vice Chairman of Texas Commerce
  Bancshares, Inc. from 1982 to 1989, Chairman and Chief Executive Officer of
  Texas Commerce Bank from 1987 to January 1994 and Vice Chairman of Texas
  Commerce Bank from 1982 to 1987. Mr. Shapiro is also a director of
  Browning-Ferris Industries and a trustee of Weingarten Realty Investors.
WILLIAM E. GREEHEY, 57............................................................     1991
  Chairman of the Board, Chief Executive Officer and director of Valero Energy
  Corporation (refining and marketing, gas transmission and processing) since
  1983. Mr. Greehey is also a director of Weatherford International.
ROBERT F. VAGT, 47................................................................     1992
  President, Chief Executive Officer and director of Global Natural Resources Inc.
  (oil and gas exploration and production) since May 1992; President and Chief
  Operating Officer of Adobe Resources Corporation ("Adobe") (oil and gas
  exploration and production) from November 1990 to May 1992; Executive Vice
  President of Adobe from August 1987 to October 1990; Senior Vice President of
  Adobe from October 1985 to August 1987. Mr. Vagt is also a director of First
  Albany Corporation (brokerage firm).
                          DIRECTORS CONTINUING IN OFFICE UNTIL 1995
MELVYN N. KLEIN, 52...............................................................     1993(1)
  Attorney and Counselor at Law; private investor; the sole stockholder of a general partner in GKH Partners, L.P. Mr. Klein is also a director of Itel
  Corporation, American Medical Holdings, Inc. (hospital ownership and management), Bayou Steel Corporation (specialty steel manufacturer) and Savoy
  Pictures Entertainment, Inc. (distributor of motion pictures).

                                                                                      FIRST
                                  NAME, AGE AND                                     ELECTED A
                               BUSINESS EXPERIENCE                                  DIRECTOR
- ----------------------------------------------------------------------------------  ---------
ROBERT D. KREBS, 51...............................................................     1985
  Chairman, President and Chief Executive Officer of SFP since 1988. Prior to such time, Mr. Krebs was President and Chief Operating Officer of SFP. Mr. Krebs is
  also a director of SFP, Catellus Development Corporation, The Atchison, Topeka
  and Santa Fe Railway Company, Santa Fe Pacific Pipelines, Inc., Phelps Dodge
  Corporation and Northern Trust Corporation.
JAMES L. PAYNE, 56................................................................     1986
  Chairman of the Board, President and Chief Executive Officer of the Corporation
  since June 1990. Mr. Payne was President of Santa Fe Energy Company, a
  predecessor in interest of the Corporation from January 1986 to January 1990 when he became President of the Corporation. From 1982 to January 1986 Mr. Payne
  was Senior Vice President -- Exploration and Land of Santa Fe Energy Company.
  Mr. Payne is also a director of Pool Energy Services Co. (oilfield services) and
  Hadson Corporation (natural gas transportation and marketing).
DAVID M. SCHULTE, 47..............................................................     1994(2)
  For the past five years, Managing Partner, Chilmark Partners, L.P. (investments)
  and since July 1990, General Partner, ZC Limited Partnership, the General
  Partner of Zell/Chilmark Fund, L.P. (investments). Mr. Schulte is also a director of Carter Hawley Hale Stores, Revco D.S., Inc., Sealy Corporation and
  Jacor Communications, Inc.
                          DIRECTORS CONTINUING IN OFFICE UNTIL 1996
ALLAN V. MARTINI, 66..............................................................     1990
  Retired Vice President Exploration/Production and director of Chevron
  Corporation (petroleum operations) since August 1988. Mr. Martini served in that position from July 1986 until his retirement.
MICHAEL A. MORPHY, 61.............................................................     1990
  For the past five years, retired Chairman and Chief Executive Officer of
  California Portland Cement Company. Mr. Morphy is also a director of Cyprus Amax
  Minerals Co. and SFP.
KATHRYN D. WRISTON, 55............................................................     1990
  For the past five years, director of various corporations and organizations, including Northwestern Mutual Life Insurance Company and a Trustee of the
  Financial Accounting Foundation.
REUBEN F. RICHARDS, 64............................................................     1992
  Chairman of the Board, Terra Industries Inc. (agribusiness) since December 1982;
  Chief Executive Officer of Terra Industries Inc. from December 1982 to May 1991 and President of Terra Industries Inc. from July 1983 to May 1991; Chairman of the Board, Engelhard Corporation (specialty chemicals and engineered materials)
  since May 1985; Chairman of the Board, Minorco (U.S.A.) Inc. ("Minorco (USA)"),
  since May 1990 and Chief Executive Officer and President since February 1994.
  Mr. Richards is also a director of Ecolab, Inc. (cleaning and sanitizing products), Potlatch Corporation (forest products), and Minorco.

- ------------

(1) Mr. Klein was elected a director of the Corporation on February 26, 1993 to fill the vacancy created by the resignation of L. G. Dodd.

(2)  Mr. Schulte was elected a director of the Corporation on February 18, 1994.

     Certain Relations and Related Transactions. Since July 1, 1990, the Corporation and Santa Fe Energy Partners, L.P. (the "Partnership") have entered into agreements with Texas Commerce Bank providing for cash management, lending, depository and other banking services in the normal course of business. The Partnership, which is wholly owned by the Corporation, is a Delaware limited partnership and the Corporation is a Special Partner. Texas Commerce Bank also extended to the Partnership a short-term, uncommitted line of credit which expired September 30, 1993. In June 1993 Texas Commerce Bank extended the Corporation a similar short-term, uncommitted line of credit which expires December 31, 1994. At December 31, 1993, no borrowings were outstanding under this agreement. Texas Commerce Bank also issued standby letters of credit with various expiration dates for security and environmental requirements totaling $8,703,000 million as of December 31, 1993. In connection with the merger of Adobe into the Corporation, the Corporation entered into a $195.0 million Revolving and Term Credit Agreement (the "Credit Agreement") with a group of banks, including Texas Commerce Bank. The purpose of the Credit Agreement was to refinance long-term debt assumed as a result of the merger and to replace the Corporation's then existing revolving credit facility with Texas Commerce Bank. To obtain the Credit Agreement the Corporation paid the banks, including Texas Commerce Bank, one-time fees totaling $2.5 million and will pay a commitment fee of 1/2 of 1% per annum on the average unused portion of the amount available under the revolving credit feature of the Credit Agreement. The Credit Agreement was replaced effective March 16, 1994, with the Amended and Restated Revolving Credit Agreement which permits borrowings thereunder up to an aggregate principal amount of $175,000,000. Texas Commerce Bank is also the Trustee of the Corporation's Retirement Income Plan and due to the acquisition of New First City, Texas -- Houston, National Association in 1993, the trustee of the Corporation's Savings Investment Plan. Finally, effective November 19, 1992, the Corporation in return for cash contributed certain oil and gas interests to the Santa Fe Energy Trust which in turn issued Secure Principal Energy Receipts(TM) evidencing an interest in the Trust and a United States Treasury Obligation. Texas Commerce Bank is the trustee of the Trust and acts as registrar and transfer agent of the Secure Principal Energy Receipts.(TM) During 1993 the Corporation paid Texas Commerce Bank interest in the amount of $620,656.57 for loans to the Corporation and the Partnership and fees for various services in the amount of $368,100.89 which included $58,273.99 paid from the Retirement Income Plan Trust. In addition, Mr. Shapiro, a director of the Corporation, is Chairman, President and Chief Executive Officer of Texas Commerce Bank and Chairman, President and Chief Executive Officer of Texas Commerce Bancshares, Inc., which owns all of the stock of Texas Commerce Bank. Mr. Shapiro has no direct or personal interest in these banking arrangements. His interest arises only because of his positions as an officer of Texas Commerce Bank and Texas Commerce Bancshares, Inc. and a director of the Corporation. Mr. Shapiro has abstained from voting on any issues involving the relationships between the Corporation and Texas Commerce Bank.

     In the opinion of the Corporation, the fees paid to Texas Commerce Bank for the services performed are normal and customary.

     In connection with the distribution of shares of the Corporation's common stock by SFP (and the initial distribution in December 1989 to SFP by one of SFP's wholly owned subsidiaries of such shares) (collectively the "Spin-Off"), the Corporation and SFP have entered into an agreement to protect SFP from federal and state income taxes, penalties and interest that would be incurred by SFP if the Spin-Off was determined to be a taxable event resulting primarily from actions taken by the Corporation during a one year period that ended on December 4, 1991. If the Corporation were required to make payments pursuant to the agreement, such payments could have a material adverse effect on its financial condition; however, the Corporation does not believe that it took any actions during such one-year period that would have such an effect on the Spin-Off.

     For periods prior to the date of the Spin-Off, the Corporation was included in the consolidated federal income tax return filed by SFP as the common parent for itself and its subsidiaries. Pursuant to the Agreement for the Allocation of the Consolidated Federal Income Tax Liability Among the Members of the SFP Affiliated Group and various state agreements for the allocation of tax liability among the SFP Group (the "Tax Agreements") between SFP and its subsidiaries, the Corporation has agreed to pay to SFP an amount approximating the federal income tax liability and for years 1989 and 1990 the state income tax liability it would have paid if it and its subsidiaries were members of separate consolidated groups. This amount will be payable regardless of whether the SFP consolidated group, as a whole, has any current federal or state income tax liability. Pursuant to the Agreement Concerning Taxes between SFP and the Corporation, after the Spin-Off additional payments to or refunds from SFP may be made if there is an audit, carryover or similar adjustment subsequently made that impacts the computation of amounts paid SFP as described above.

     The Corporation has entered into lease option agreements with Catellus Development Corporation ("Catellus") and affiliates of SFP, including the Atchison, Topeka and Santa Fe Railway (the "AT&SF"), which provide for an option term expiring in 2002. During the term of the option agreements, the Corporation may select areas within the subject lands for lease under terms involving up to a one-eighth royalty to the companies (three-sixteenths with respect to lands owned by the AT&SF), a minimal bonus payment and no rental payment. The Corporation has assigned its rights under these Agreements to the Partnership.

     Mr. Krebs is Chairman, President and Chief Executive Officer of SFP and a director of the AT&SF and Catellus. Mr. Morphy is also a director of SFP. Neither of these individuals had a direct or personal interest in the above described transactions. Their interest arises only because of their positions as an officer and as a director in the case of Mr. Krebs and as a director in the case of Mr. Morphy of SFP and as directors in the Corporation.

     Mr. Greehey is Chairman of the Board and Chief Executive Officer of Valero Energy Company ("Valero"). During 1993 affiliates of Valero purchased natural gas from the Corporation in arm's length transactions totalling $708,588. In addition, the Corporation paid an affiliate of Valero $1,307,225 for transportation of natural gas. These charges were incurred pursuant to published tariffs or rates which were negotiated on an arm's length basis. Mr. Greehey did not have a direct or personal interest in the above transactions and his interest arises only because of his position as an officer and director of Valero and as a director of the Corporation.

     Mr. Payne is also a director of Pool Energy Services Co. ("Pool") which provides various oilfield services. During 1993 the Corporation paid Pool subsidiaries $8,052,362.37 for services performed on properties operated by the Corporation. In the opinion of the Corporation, the amounts paid for services performed by Pool were competitive and were normal and customary in the industry. In addition, Mr. Payne and Mr. Rosinski, Vice President and Chief Financial Officer of the Corporation, are directors of Hadson Corporation ("Hadson"). In December 1993 the Corporation completed a transaction with Hadson under the terms of which the Corporation sold the common stock of Adobe Gas Pipeline Company, a wholly-owned subsidiary, to Hadson in exchange for Hadson 11.25% preferred stock with a face value of $52 million and 40% of Hadson's common stock. In addition, the Corporation signed a seven-year gas sales contract under the terms of which Hadson will market substantially all of the Corporation's domestic natural gas production. In 1993 affiliates of Hadson purchased natural gas from the Corporation in arm's length transactions totalling $16,469,698.22. In addition, the Corporation paid an affiliate of Hadson $262,613.10 for the transportation of natural gas. These charges were incurred pursuant to published tariffs or rates which were negotiated on an arm's length basis. Mr. Payne did not have a direct or personal interest in the above transactions and his interest arises only because of his position as an officer and director of the Corporation and as a director of Pool and Hadson.

     Mr. Payne serves as President and a director of all wholly-owned subsidiaries of the Corporation other than Santa Fe Energy Resources (Bermuda), Limited and its subsidiaries where he serves as Chief Executive Officer and a director.

     Other Information Concerning Directors. In 1993, the Board met eight times, and each member of the Board as it was composed at the time attended at least 75% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served, except Mr. Richards who attended 73% of such meetings.

     Directors Compensation. Directors who are not employees of the Corporation or its subsidiaries receive an annual retainer fee of $24,000, a fee of $1,000 for each meeting of the Board attended, and a fee of $1,000 (an additional $2,000 annual retainer for the committee chairman) for each committee meeting attended plus expenses for each Board or committee meeting attended. In September 1992 the Stockholders approved the 1990 Incentive Stock Compensation Plan, as amended (the "Stock Plan"). Pursuant to the Stock Plan, non-employee directors owning less than 25,000 shares of the Corporation's common stock receive 37.5 percent of their annual retainer in shares of the Corporation's common stock based on the Fair Market Value (as defined in the Stock Plan) on the date of grant (the date of the Annual Meeting of Stockholders). In May 1993 each director except Messrs. Payne, Krebs and Klein received 804 shares of common stock with a six month restriction period during which it could not be transferred.

     Board Committees. The Board has established Audit, Compensation and Benefits, Nominating, Policy and Pension Committees. Following are the members of each committee and brief descriptions of the functions of the Board Committees. All committee chairmen are non-employee directors.

     The members of the Audit Committee are Rod F. Dammeyer (Chairman), Kathryn
D. Wriston, Marc J. Shapiro and Melvyn N. Klein. The principal functions of the Audit Committee, which met three times in 1993, include overseeing the performance and reviewing the scope of the audit function of independent accountants. The Audit Committee also reviews, among other things, audit plans and procedures, the Corporation's policies with respect to conflicts of interest and the prohibition on the use of corporate funds or assets for improper purposes, changes in accounting policies, and the use of independent accountants for non-audit services.

     The members of the Compensation and Benefits Committee are William E. Greehey (Chairman), Rod F. Dammeyer, Michael A. Morphy and Reuben F. Richards. The principal function of the Compensation and Benefits Committee, which met twice in 1993, is to administer all executive compensation and benefit plans of the Corporation. Members of the Compensation and Benefits Committee are not eligible to participate in any benefit plans of the Corporation that they administer except the Stock Plan pursuant to which grants may be made only as described above.

     The members of the Nominating Committee are Robert F. Vagt (Chairman), Kathryn D. Wriston, Allan V. Martini and James L. Payne. The Nominating Committee, which met once in 1993, receives recommendations for review and evaluates the qualifications of and selects and recommends to the Board of Directors, nominees for election as Directors. The Nominating Committee will consider nominees recommended by stockholders. Any such recommendation, together with the nominee's qualifications and consent to be considered as a nominee, should be sent in writing to the Secretary of the Corporation not less than 30 days nor more than 60 days prior to the annual meeting.

     The members of the Policy Committee are Rod F. Dammeyer, Melvyn N. Klein, William E. Greehey, Allan V. Martini, James L. Payne and Reuben F. Richards. The Policy Committee, which met twice in 1993, provides advice and guidance to management to assist it in carrying out the Corporation's policies and strategic business plans approved by the full Board of Directors. In addition, the Committee audits management's performance of such duties and reports to the full Board of Directors with respect to whether the Corporation's policies and plans are being pursued and achieved and reviews with management proposed transactions to be presented to the full Board of Directors that are consistent with the Corporation's policies and plans previously adopted by the full Board of Directors.

     The members of the Pension Committee are Michael A. Morphy (Chairman), James L. Payne, Robert D. Krebs and Allan V. Martini. The duties of the Pension Committee, which met once in 1993, include reviewing the actions of the Pension Administration and Pension Investment Committees which are composed of the Corporation's employees, making recommendations to the Board of Directors concerning future membership of such committees and such other recommendations as may be necessary or appropriate, and recommending to the Board of Directors substantive amendments to the Corporation's retirement plan which do not change benefit levels.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     To the best of the Corporation's knowledge, the following persons are the only persons who are beneficial owners of more than five percent of the Corporation's common stock or Convertible Preferred Stock, 7% Series:

                                                                         NUMBER OF
                                      NUMBER OF                          SHARES OF
                                      SHARES OF                         CONVERTIBLE
                                        COMMON         PERCENT OF        PREFERRED        PERCENT OF
          NAME AND ADDRESS             STOCK(1)          CLASS             STOCK            CLASS
          ----------------            ----------       ----------       -----------       ----------
HC Associates(2)....................  10,211,078          11.4%                  0              0%
  200 West Madison Street
  27th Floor
  Chicago, Illinois 60606
Itel Corporation(3).................   8,064,005           9.0%                  0              0%
  Two North Riverside Plaza
  Chicago, Illinois 60606
Minorco (U.S.A.) Inc.(4)............   8,712,327           9.7%                  0              0%
  One DTC
  5251 DTC Parkway
  Suite 700
  Englewood, Colorado 80111
Spears, Benzak, Salomon &
  Farrell(5)........................   7,344,650           8.2%            157,228            3.1%
  45 Rockefeller Plaza
  New York, New York 10111
Beverly Marie Pevehouse and the
Estate of B. J. Pevehouse...........          --            --           1,288,674           25.8%
  300 W. Texas
  Suite 601
  Midland, Texas 79701

- ------------

(1) Each holder has claimed sole voting and investment power concerning these shares.

(2) As reported at February 1, 1994, HC Associates, a Delaware general partnership ("HC") is the owner of 10,211,078 shares (approximately 11.4 percent) of the common stock of the Corporation. HC was organized in December 1992 for the purpose of, among other things, acquiring, holding, selling, exchanging and otherwise dealing with shares of the Corporation's common stock. The partners of HC (and their respective initial percentage interests in HC) are GKH Investments, L.P. (47.257861 percent), GKH Partners, L.P., as nominee for GKH Private Limited (1.786745 percent), Zell/Chilmark Fund, L.P. (49.044606 percent), Ernest H. Cockrell Texas Testamentary Trust (.955394 percent) and Carol Cockrell Jennings Texas Testamentary Trust (.955395 percent). The sole general partner of GKH Investments, L.P., a Delaware limited partnership is GKH Partners, L.P. ("GKH"), a Delaware limited partnership. Pursuant to a management agreement, GKH manages assets on behalf of GKH Private Limited ("GKHLP"). The general partners of GKH are JAKK Holding Corp., a Nevada corporation ("JAKK"), DWL Lumber Corporation, a Delaware corporation ("DWL"); and HGM Associates Limited Partnership, an Illinois limited partnership ("HGMLP"). The sole general partner of HGMLP is HGM Corporation, a Nevada corporation ("HGM"). Melvyn N. Klein is the sole director and stockholder of JAKK and serves as its president, treasurer and secretary. Dan W. Lufkin is president, director and sole stockholder, Craigh Leonard is secretary and a director and Douglas J. McBride is assistant secretary and a director of DWL. Jay A. Pritzker is a director and Chairman of the Board, Thomas J. Pritzker is president and a director, Glen Miller is vice president and treasurer and Harold S. Handelsman is vice president and secretary of HGM.
                                             (Notes continued on following page)

     The sole general partner of Zell/Chilmark Fund, a Delaware limited partnership ("Zell/Chilmark") is ZC Limited Partnership, an Illinois limited partnership ("ZC Limited"). No limited partner in Zell/Chilmark acts as a general partner or has control over Zell/Chilmark. The sole general partner of ZC Limited is ZC Partnership, a Delaware general partnership ("ZC"). ZC's partners are ZC, Inc. an Illinois corporation ("ZCI") and CZ Inc., a Delaware corporation ("CZI"). The terms of the partnership agreements of ZC Limited and ZC give the shareholders of ZCI and CZI indirect control over ZC Limited and therefore, ultimately, Zell/Chilmark. Samuel Zell is the sole director and president, Donald W. Phillips is vice president, Sheli Z. Rosenberg is vice president and secretary and Arthur A. Greenberg is vice president and treasurer of ZC, Inc. David M. Schulte is sole director and sole shareholder, president, secretary and treasurer, Joel S. Friedland is vice president and assistant secretary, John C. Haeckel is vice president and assistant secretary and David J. Rosen is vice president and assistant secretary of CZ Inc.

     Melvyn N. Klein, President and sole stockholder of JAKK serves as a director of Itel. Additionally, Samuel Zell, President and sole director of ZC, Inc. which may be deemed to control a partner of HC Associates, is Chairman of the Board, and may be deemed to be a principal stockholder, of Itel. Itel beneficially owns 8,064,005 shares of the Corporation's common stock. Itel is not a partner of HC Associates, and there are no contracts, arrangements or understandings between HC Associates and Itel with respect to any securities of the Corporation and HC Associates, as well as Messrs. Zell and Klein, disclaims beneficial ownership of the shares of common stock beneficially owned by Itel.

(3) At February 17, 1994, Samuel Zell and B. Anne Lurie, by virtue of their positions as trustees and beneficiaries of trusts, and Sheli Rosenberg by virtue of her position as co-trustee of one of the trusts might be deemed to be beneficial owners of approximately 26% of Itel's outstanding common stock. Mr. Zell, Mrs. Lurie and Mrs. Rosenberg might be considered to be controlling persons of Itel and, accordingly, might be deemed to own beneficially the Corporation's common stock described above. Mr. Zell, Mrs. Lurie and Mrs. Rosenberg have disclaimed beneficial ownership of the Corporation's common stock held by Itel.

(4) All the shares of the Corporation's common stock owned by Minorco (USA) are held subject to the Stock Ownership and Registration Rights Agreement, dated December 10, 1991 and effective as of May 19, 1992 among Minorco and Minorco (USA) and the Corporation (the "Minorco Agreement"). Pursuant to the terms of the Minorco Agreement, the Corporation has agreed to register, after May 19, 1993, for resale under the Securities Act and applicable state securities laws any of the Corporation's common stock owned by Minorco (or its affiliates) which Minorco elects to sell. Such registration rights with respect to the Corporation's common stock are subject to certain specified restrictions. The Corporation is obligated to pay all expenses incidental to such registration, excluding underwriting discounts and commissions. In addition, Minorco and Minorco (USA) agreed not to sell, transfer any beneficial interest in, hypothecate or otherwise dispose of any of the Corporation's common stock or any other of the Corporation's voting securities, except pursuant to (i) a sale in connection with a tender offer which, if successfully completed, would result in such tender offeror beneficially owning a majority of the outstanding shares of the Corporation's common stock, (ii) a sale at any time that a person unaffiliated with Minorco beneficially owns at least 40% of the outstanding shares of the Corporation's common stock, or (iii) after May 19, 1993, a proposed sale, transfer, hypothecation or disposition which occurs pursuant to (A) an underwritten offering, registered under the Securities Act, provided that the underwriters of such offering undertake to effect a broad distribution in which no person will purchase from the underwriters, to the knowledge of such underwriters, more than 5% of the Corporation's voting securities outstanding as of the date of the closing of such offering, (B) an underwritten offering of securities convertible into the Corporation's common stock, registered under the Securities Act, provided that the underwriters of such offering undertake to effect a broad distribution in which no person will purchase from the underwriters, to the knowledge of such underwriters, securities convertible into more than 5% of the Corporation's voting securities outstanding as of the date of the closing of such offering, (C) a pro rata rights offering or pro rata distribution to all holders of Minorco or to all holders of Minorco
                                             (Notes continued on following page)

     (USA), (D) a transaction completed pursuant to Rule 144 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Act, (E) any sale where (I) counsel to the seller delivers an opinion that the seller is not an affiliate of the Corporation and that such sale may be effected without registration under the Securities Act, (II) in the case of a private sale, to the seller's knowledge, after giving effect to such transaction and as a result thereof, no person will own more than 5% of the outstanding voting securities of the Corporation and (III) in the case of a sale other than a private sale, to the seller's knowledge, no person will purchase in such transaction more than 5% of the outstanding voting securities of the Corporation (F) a pledge of or the granting of a security interest in such shares of the Corporation's common stock to an institutional lender to secure a bona fide financial obligation, (G) any divestiture of the Corporation's common stock required by legislation, court decree or governmental order or demand and
     (H) a transfer of the Corporation's common stock among Minorco, Minorco
     (USA) or any other majority owned Minorco subsidiary. The Minorco Agreement also provides that, during the term thereof, Minorco and Minorco (USA) agree not (i) to become participants in a proxy solicitation in respect of any voting securities of the Corporation or (ii) to join or permit any entity under Minorco's control to join a group for the purpose of acquiring, holding or disposing of voting securities of the Corporation within the meaning of the Securities Exchange Act of 1934 (except a group consisting solely of Minorco and its subsidiaries). The foregoing restrictions do not limit the right of Minorco, Minorco (USA) or Minorco's other majority owned subsidiaries to vote their voting securities of the Corporation as they, in their sole discretion, shall determine. Under the Minorco Agreement, Minorco and Minorco (USA) jointly have the right to designate a member to the Corporation's Board of Directors for so long as they beneficially own at least 8% of the Corporation's outstanding voting securities. The Minorco Agreement expires on the first to occur of (i) the year 2002 or (ii) the date on which Minorco and Minorco (USA) no longer own any voting securities of the Corporation.

     Minorco (USA) is involved in mining and natural resource-related activities in North and Central America. Minorco (USA) is indirectly wholly owned by Minorco, a company incorporated under the laws of Luxembourg as a societe anonyme. Minorco is an international natural resources company principally involved in mining and the processing of gold, base metals and industrial materials, pulp, paper, packaging and in agribusiness. Minorco's address is 9 rue Sainte Zithe, L-2763 Luxembourg City, Grand Duchy of Luxembourg. The capital stock of Minorco is owned in part as follows: approximately 43%, directly or through subsidiaries, by Anglo American Corporation of South Africa Limited ("Anglo American"), a publicly held mining and finance company, approximately 22%, directly or through subsidiaries, by De Beers Centenary AG ("Centenary"), a publicly held Swiss diamond mining and investment company and approximately 3% by Anglo American Gold Investment Company Limited ("Amgold"), a publicly held mining investment company. Approximately 39% of the capital stock of Anglo American is owned, directly or through subsidiaries, by De Beers Consolidated Mines Limited ("De Beers"), a publicly held diamond mining and investment company. Approximately 29% of the capital stock of Centenary and approximately 33% of the capital stock of De Beers is owned, directly or through subsidiaries, by Anglo American. De Beers owns approximately 9% of Centenary. Approximately 50% of the capital stock of Amgold is owned, directly or through subsidiaries, by Anglo American.

     Mr. Nicholas F. Oppenheimer, Deputy Chairman and a director of Anglo American, Centenary, De Beers, Chairman and a director of Amgold, and a director of Minorco, and Mr. Henry R. Slack, a director of Minorco (USA), Chief Executive, President and a director of Minorco and a director of Anglo American, have indirect partial interests in approximately 7% of the outstanding shares of Minorco, approximately 8% of the outstanding shares of Anglo American and less than one percent of the outstanding shares of Amgold.

(5) As reported to the Corporation on March 14, 1994, Spears, Benzak, Salomon & Farrell ("Spears, Benzak") was the beneficial owner of 7,344,650 shares (approximately 8.2%) of the common stock and 157,228 shares (approximately 3.1%) of the Convertible Preferred Stock, 7% Series, of the Corporation as of December 31, 1993. Spears, Benzak, a New York partnership, is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940. Unless otherwise required by law or contract,
                                             (Notes continued on following page)

     Spears, Benzak has no power to vote or direct the vote of such stock and shares the power to dispose or direct the disposition of such stock with various customers for whom the shares were purchased, but in each case the customer has the ultimate power to dispose and may at any time revoke Spears, Benzak's authority to dispose. A variety of individuals, groups and corporations for whom Spears, Benzak serves as investment advisor have rights to dividends and proceeds of these shares.

           COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the amount of common stock beneficially owned as of February 1, 1994 (January 1, 1994 for shares held in the Corporation's Savings Investment Plan) by each of the directors, by each of the executive officers, and by all directors and executive officers as a group. Unless otherwise noted, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown. No individual listed below beneficially owns one percent or more of the Corporation's outstanding common stock. Mr. Greehey, a director, made two late reports describing two purchase transactions in 1993.

                                                                 SHARES
                          NAME OF DIRECTOR,                       OWNED         PERCENT
                      EXECUTIVE OFFICER OR GROUP                BENEFICIALLY   OF CLASS
        ------------------------------------------------------  ---------      ---------
        Rod F. Dammeyer(1)....................................      1,745         --
        William E. Greehey....................................     22,545         --
        Melvyn N. Klein(2)....................................         60         --
        Robert D. Krebs.......................................     38,181         --
        Allan V. Martini......................................      4,945         --
        Michael A. Morphy.....................................      7,804         --
        Reuben F. Richards....................................      3,425         --
        David M. Schulte(3)...................................          0         --
        Marc J. Shapiro.......................................      8,745         --
        Robert F. Vagt........................................     11,107         --
        Kathryn D. Wriston....................................      3,667         --
        James L. Payne(4).....................................    489,805         --
        Jerry L. Bridwell(5)..................................    213,089         --
        Hugh L. Boyt(6).......................................    129,988         --
        Michael J. Rosinski(7)................................     34,633
        John R. Womack(8).....................................    116,463         --
        Directors and Executive Officers as a Group(9)........  1,506,005        1.72

- ------------

(1) See "Security Ownership of Certain Beneficial Owners" for a description of ownership of the Corporation's common stock by Mr. Dammeyer's employer, Itel.

(2) See "Security Ownership of Certain Beneficial Owners" for a description of ownership of the Corporation's common stock by HC Associates and Itel. Mr. Klein is the sole stockholder of one of the general partners in GKH Partners, L.P., the general partner of GKH Investments, L.P. and the nominee for GKH Private Limited. Mr. Klein is also a director of Itel.

(3) See "Security Ownership of Certain Beneficial Owners" for a description of ownership of the Corporation's common stock by HC Associates. Mr. Schulte is Managing Partner of Chilmark Partners, L.P. and General Partner of ZC Limited Partnership, the General Partner of Zell/Chilmark Fund, L.P.

(4) Mr. Payne's common stock ownership includes 39,252 shares arising from participation in the Corporation's Savings Investment Plan as of January 1, 1994 and 339,223 shares which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $16.32.

(5) Mr. Bridwell's common stock ownership includes 33,994 shares arising from participation in the Corporation's Savings Investment Plan as of January 1, 1994 and 143,839 shares which could be received
                                             (Notes continued on following page)
     upon the exercise of options within 60 days. The weighted average exercise price of such options is $17.14.

(6) Mr. Boyt's common stock ownership includes 3,305 shares arising from participation in the Corporation's Savings Investment Plan as of January 1, 1994 and 95,245 shares which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $14.20.

(7) Mr. Rosinski's common stock ownership includes 1,861 shares arising from participation in the Corporation's Savings Investment Plan as of January 1, 1994 and 13, 333 shares which could be received upon the exercise of options within 60 days. The exercise price of such options is $9.5625.

(8) Mr. Womack's common stock ownership includes 7,234 shares arising from participation in the Corporation's Savings Investment Plan as of January 1, 1994 and 95,367 shares which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $17.77.

(9) The common stock ownership described includes 109,242 shares arising from participation in the Corporation's Savings Investment Plan as of January 1, 1994, and 977,287 shares which could be received upon the exercise of options within 60 days.

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

     The Compensation and Benefits Committee (the "Committee") has been chartered by the Board to review salaries and other compensation of officers, including Mr. Payne, the Corporation's Chief Executive Officer, and key employees on an annual basis. Following review, the Committee submits recommendations to the Board regarding such salaries and compensation. In addition, the Committee selects officers and key employees for participation in incentive compensation plans, establishes performance goals for those officers and key employees who participate in such plans and reviews and monitors benefits under all employee plans of the Corporation.

  Compensation Policies for Executive Officers

     The Company's policy is to pay executive officers and other key employees at or somewhat below its peer group base salary while providing the opportunity for additional compensation through the Incentive Compensation Plan (the "ICP Plan") and the 1990 Incentive Stock Compensation Plan (the "Stock Compensation Plan"). Total compensation therefore encompasses a blend of cash and short and long term incentives.

     The objectives of the ICP Plan are to communicate and focus management's attention on significant business goals, to identify and reward superior performance and to provide a competitive compensation package to attract and retain high quality key employees. Goals are established which, if met at the target objective, will result in the executive officer being paid 50 percent of the maximum amount for which the individual is eligible. This target payment plus base salary results in the intended annual compensation for the individual. All executive officers participate in the ICP PLan with maximum payout percentages of base salary ranging from 80 percent for Mr. Payne through 50 percent for all other executive officers.

     The goals established for 1993 were based upon discretionary cash flow per share, production, reserve replacement and the performance of the Corporation's common stock as compared to the peer group shown in the table on page 16 as it was constituted on January 1, 1993. Each goal was weighed equally and with the exception of stock performance was compared against profit plan projections. Results of operations in 1993, after taking into account certain nonrecurring transactions produced a payout of 61 percent of the maximum for which Mr. Payne and the executive officers were eligible. The awards were to be reduced by 50 percent in the event the Corporation failed to achieve positive after tax income. Although the Corporation failed to report positive income in 1993, the Committee took into account the effect on income of nonrecurring transactions and certain other accounting adjustments and waived this reduction. Awards were made one-half in cash and the Committee granted Bonus Stock under the Stock Compensation Plan pursuant to a formula which equaled one-half the value of the payout.

     In addition to the above described cash and Bonus Stock payments, the executive officers and key employees are eligible to participate in grants made under the Stock Compensation Plan. This plan is designed to align the interests of the participants with the short and long term goals of the Corporation through equity ownership. Its main objective is to encourage superior performance by employees by providing incentive compensation commensurate and competitive with that provided by other companies. In order to further the identity of interest of Corporation employees with that of its stockholders, all forms of compensation under the Stock Compensation Plan relate to the Corporation's common stock. One-half of the Restricted Stock awards granted to the executive officers, as well as Mr. Payne, in 1992 vested in 1993. The executive officers, including Mr. Payne, did not receive a salary increase in 1993 and no Restricted Stock awards were made. Effective January 1, 1994, Mr. Payne, as well as the individuals listed in the following Compensation Table, received salary increases for the reasons and utilizing the factors discussed below under the heading "Chief Executive Officer Compensation." The annual salaries for Messrs. Bridwell, Boyt, Rosinski and Womack were increased to $199,440, $204,308, $192,900 and $170,160, respectively.

     In December 1993, the Committee granted a total of 800,000 nonqualified stock options to six executive officers, including Mr. Payne and the individuals listed in the following Compensation Table. The vesting and forfeiture provisions of the grant are described in the section entitled "Option Grants in 1993" which follows. Stock option awards are made pursuant to consistent guidelines designed to approximate average award levels for comparable positions among other exploration and production companies with which the Corporation competes for executive employees as well as to achieve a desired mix of stock option awards relative to other compensation elements consistent with the Corporation's compensation strategy. Individual awards are adjusted from established guidelines based on an assessment of each executive's relative past and expected future contribution as determined by Mr. Payne and the Committee. Comparisons of market data used to establish guidelines are based both on the market value of shares subject to individual option awards as a percent of base salary and, on an aggregate basis, shares subject to cumulative options outstanding as a percent of the Corporation's total common shares outstanding.

  Chief Executive Officer Compensation

     Mr. Payne did not receive a salary increase in 1993. In December 1993, with the assistance of The Hay Group, the Committee reviewed the overall compensation provided executives of a selected group of oil and gas exploration companies of equivalent size and capitalization. In keeping with the Corporation's policy that total target compensation be at the average or somewhat below the average rate paid by the peer group, the Committee determined that Mr. Payne's annual salary should be adjusted to $406,000 effective January 1, 1994. In making the salary adjustment, the Committee took note of the fact that while the Corporation's earnings (before nonrecurring charges and adjustments) and stock price did not increase in 1993, Mr. Payne has been instrumental in repositioning the Corporation for future opportunities by significant property realignment and focusing the Corporation's efforts in selected core areas of exploration and production.

     In lieu of a more significant salary increase, Mr. Payne was granted 300,000 nonqualified stock options at an above market strike price. The options do not become exercisable until a five year period has elapsed from the grant date and then only as to 50 percent of the grant. The remaining options become exercisable as to a cumulative 75 percent of the grant after six years and as to a cumulative 100 percent after seven years. The options may be exercised on an accelerated basis in the event the price of the Corporation's stock rises significantly during the three year period following the grant. This grant of stock options was intended to align Mr. Payne's compensation with the long term goals of the Corporation.

  Section 162(m) of the Internal Revenue Code of 1986, as amended

     The Committee is reviewing the implications of the $1 million pay cap rules set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended, and intends to take the necessary steps to insure compensation policies comply therewith.

                                          COMPENSATION AND BENEFITS COMMITTEE

                                          William E. Greehey, Chairman
                                          Rod F. Dammeyer
                                          Michael A. Morphy
                                          Reuben F. Richards

  Compensation Committee Interlocks and Insider Participants

     No member of the Compensation and Benefits Committee was an officer or employee of the Corporation in 1991, 1992 or 1993. Mr. Greeley is Chairman of the Board and Chief Executive Officer of Valero. During 1993 affiliates of Valero purchased natural gas from the corporation in arm's length transactions totalling $708,588. In addition, the Corporation paid an affiliate of Valero $1,307,225 for transportation of natural gas. These charges were incurred pursuant to published tariffs or rates which were negotiated on an arm's length basis. Mr. Greeley did not have a direct or personal interest in the above transactions and his interest arises only because of his position as an officer and director of Valero and as a director of the Corporation.

     Mr. Morphy is a director of SFP. In connection with the distribution of shares of the Corporation's common stock by SFP (and the initial distribution in December 1989 to SFP by one of SFP's wholly owned subsidiaries of such shares) (collectively the "Spin-Off"), the Corporation and SFP have entered into an agreement to protect SFP from federal and state income taxes, penalties and interest that would be incurred by SFP if the Spin-Off was determined to be a taxable event resulting primarily from actions taken by the Corporation during a one year period that ended on December 4, 1991. If the Corporation were required to make payments pursuant to the agreement, such payments could have a material adverse effect on its financial condition; however, the Corporation does not believe that it took any actions during such one-year period that would have such an effect on the Spin-Off.

     For periods prior to the date of the Spin-Off, the Corporation was included in the consolidated federal income tax return filed by SFP as the common parent for itself and its subsidiaries. Pursuant to the Tax Agreements between SFP and its subsidiaries, the Corporation has agreed to pay to SFP an amount approximating the federal income tax liability and for years 1989 and 1990 the state income tax liability it would have paid if it and its subsidiaries were members of separate consolidated groups. This amount will be payable regardless of whether the SFP consolidated group, as a whole, has any current federal or state income tax liability. Pursuant to the Agreement Concerning Taxes between SFP and the Corporation, after the Spin-Off additional payments to or refunds from SFP may be made if there is an audit, carryover or similar adjustment subsequently made that impacts the computation of amounts paid SFP as described above.

     The Corporation has entered into lease option agreements with affiliates of SFP, which provide for an option term expiring in 2002. During the term of the option agreements, the Corporation may select areas within the subject lands for lease under terms involving up to a one-eighth royalty to the companies (three-sixteenths with respect to lands owned by the AT&SF), a minimal bonus payment and no rental payment. The Corporation has assigned its rights under these Agreements to the Partnership. Mr. Morphy has no direct or personal interest in the above described transaction. His interest arises only because of his position as a director of SFP and as a director of the Corporation.

                           SUMMARY COMPENSATION TABLE

                                                                   RESTRICTED       STOCK
                                                                  STOCK AWARDS     OPTIONS
           NAME AND                       SALARY                      # OF           # OF           ALL OTHER
      PRINCIPAL POSITION        YEAR         $       BONUS $(1)    SHARES(2)        SHARES      COMPENSATION $(3)
- ------------------------------  ----      -------    ----------   ------------   ------------   -----------------
James L. Payne                  1993      380,000      185,440           --           300,000         13,358
  Chairman of the Board         1992      380,000      297,669        4,540           125,000         11,850
  Chief Executive Officer       1991      342,500      201,910       63,060                --         10,806
  and President
Jerry L. Bridwell               1993      190,000       69,540           --           100,000         11,400
  Senior Vice President         1992      190,000       99,750        2,108            45,000         10,252
  Exploration and Land          1991      180,000       79,585       24,183                --          9,443
Hugh L. Boyt                    1993      190,000       69,540           --           100,000         11,025
  Senior Vice President --      1992      171,205       99,539        2,108            45,000          9,045
  Production                    1991      149,000       65,878       22,500                --          8,070
Michael J. Rosinski             1993      180,000       65,880           --           100,000
  Vice President and            1992       60,000       36,000        1,998            40,000
  Chief Financial Officer       (4)
John R. Womack                  1993      155,000       56,730           --           100,000          9,299
  Vice President --             1992      155,000       82,537        1,720            35,000          8,372
  Business Development          1991      147,500       78,278       13,366                --          8,045

- ---------------

(1) The bonus amounts shown, while determined on a cash basis, were actually paid (wholly as to amounts earned in 1991 and partially as to amounts earned in 1992 and 1993) in shares of the Corporation's common stock pursuant to the Stock Compensation Plan. For 1991, Messrs. Payne, Bridwell, Boyt and Womack received 24,851, 9,796, 8,109 and 9,635 shares, respectively. For 1992, Messrs. Payne, Bridwell, Boyt, Rosinski and Womack received 22,971, 7,824, 7,692, 2,771 and 6,459 shares, respectively. For 1993, Messrs. Payne, Bridwell, Boyt, Rosinski and Womack received 10,092, 3,785, 3,785, 3,586 and 3,088 shares, respectively.

(2) Restricted Stock Awards shown for 1991 were the result of the conversion of Phantom Units originally granted in December 1990. The original Phantom Unit grants were subject to revision based upon the performance of the Corporation in comparison to an industry peer group and required an upward revision in the event of a Change in Control as defined in the Stock Compensation Plan. At the time the Phantom Units were converted the number of shares granted reflected the upward revision and in the event the Corporation's performance compared to the peer group warranted a revision a portion of shares would have been forfeited. The merger with Adobe resulted in a Change in Control and required a lapse of the restrictions on all shares originally granted. The shares of Restricted Stock shown for 1992 were granted in September 1992 and the restrictions lapsed as to one-half of the shares in September 1993 and will lapse as to the other one-half in September 1994. The shares are subject to forfeiture in the event the individual leaves the employ of the Corporation voluntarily or is terminated for Cause as defined in the Stock Compensation Plan. The lapse of restrictions may be accelerated in certain cases including, but not limited to, a Change in Control.

(3) Amounts shown reflect matches made by the Corporation for employee contributions to the Santa Fe Energy Resources, Inc. Savings Investment Plan as well as the performance match. (See "Benefit Plans -- Savings Plan" for a description of the Savings Investment Plan and the performance match.) The performance match is contributed in the year following the performance and therefore total amounts shown for 1991, 1992 and 1993 include the match made for 1990, 1991 and 1992 results, respectively. The Corporation made a performance match in March 1994 for 1993 results for Messrs. Payne, Bridwell, Boyt, Rosinski and Womack in the amounts of $2,743.17, $2,317.98, $2,317.98, $2,195.98 and $1,890.98, respectively.

(4) Mr. Rosinski was first employed by the Corporation on September 1, 1992.

                             OPTION GRANTS IN 1993

                           INDIVIDUAL GRANTS(1)
                      ------------------------------                    POTENTIAL REALIZABLE VALUE
                                   % OF                                             AT
                                   TOTAL                                 ASSUMED ANNUAL RATES OF
                                   OPTIONS                                        STOCK
                                   GRANTED    EXERCISE                    PRICE APPRECIATION FOR
                                   TO         OR                                  OPTION
                                   EMPLOYEES   BASE                    TERM COMPOUNDED ANNUALLY($)
                      OPTIONS       IN        PRICE       EXPIRATION   ----------------------------
        NAME          GRANTED      1993       ($/SHARE)    DATE            5%               10%
- --------------------  -------      -----      ------      -------      -----------      -----------
James L. Payne......  300,000      37.5%      9.5625      12/2/03      1,807,312.50     4,561,312.50
Jerry L. Bridwell...  100,000      12.5%      9.5625      12/2/03       602,437.50      1,520,437.50
Hugh L. Boyt........  100,000      12.5%      9.5625      12/2/03       602,437.50      1,520,437.50
Michael J.
  Rosinski..........  100,000      12.5%      9.5625      12/2/03       602,437.50      1,520,437.50
John R. Womack......  100,000      12.5%      9.5625      12/2/03       602,437.50      1,520,437.50

- ------------

(1) The options were granted on December 2, l993 pursuant to the Stock Compensation Plan at an above market exercise price. They have a ten year term and vest as to 50 percent 5 years after grant, as to a cumulative 75 percent 6 years after grant and as to the entire amount 7 years after grant. The options are exercisable on an accelerated basis beginning one year and ending three years after grant in certain circumstances. If the market value per share of the Corporation's common stock (sustained in all events for at least 60 days) exceeds $15, 25 percent of the options shall become exercisable; in the event the market value per share exceeds $20, 50 percent of the options shall become exercisable; and in the event the market value exceeds $25, 100 percent shall become exercisable. Unexercised options would be forfeited in the event of voluntary or involuntary termination. Vested options are exercisable for a period of one year following termination due to death, disability or retirement. In the event of termination by the Corporation for any reason there is no prorata vesting of unvested options.

                      OPTION EXERCISES AND YEAR-END VALUE

                                                                  EXERCISABLE/UNEXERCISABLE
                                                                  -------------------------
                                                                                    VALUE OF
                                                        SHARES                     UNEXERCISED
                                                      ACQUIRED ON   NUMBER OF        IN THE
                                                       EXERCISES   UNEXERCISED        MONEY
                                                        DURING      OPTIONS AT       OPTIONS AT
                         NAME                           1993         YEAR-END        YEAR-END(1)
                        -----                        -----------  ------------    -----------
                                                        (#)             (#)              $
James L. Payne........................................  -0-       339,223/383,334       0/0
Jerry L. Bridwell.....................................  -0-       143,839/130,000       0/0
Hugh L. Boyt..........................................  -0-        95,245/130,000       0/0
Michael J. Rosinski...................................  -0-        13,333/126,667       0/0
John R. Womack........................................  -0-        95,367/123,334       0/0

- ------------

(1) None of the unexercised options are "in-the-money", as all the various option exercise prices exceed the $9.25 per share closing price of the Corporation's common stock at December 31, 1993.

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Corporation's common stock to the S&P 500 Index and to an index composed of 22 Independent Oil and Gas Companies selected by Goldman, Sachs & Co. from time to time.(1) Although Goldman, Sachs & Co. does not represent that these companies comprise a "peer group," the Corporation believes that its asset base and operations are best compared to this group and that they are its peers.

     The Corporation first became publicly held on March 16, 1990 through an initial public offering by SFP of approximately 18 percent of the Corporation's common stock. The indices described below assume that the value of the investment in the Corporation's common stock was $100 at the time of the initial public offering and the value of the investment in each of the other indices was $100 at February 28, 1990 and that all dividends were reinvested.

             COMPARISON OF 45 MONTH CUMULATIVE TOTAL RETURN* AMONG
      SANTA FE ENERGY RESOURCES INC., THE S & P 500 INDEX AND A PEER GROUP

                                   SANTA FE
      MEASUREMENT PERIOD            ENERGY
    (FISCAL YEAR COVERED)          RESOURCES        S & P 500      PEER GROUP
    ---------------------          ---------        ---------      ----------
3/90                                  100             100             100
1990                                   86             103              88
1991                                   51             134              79
1992                                   50             144              94
1993                                   54             158             120

* $100 invested on 03/09/90 in stock or on 02/28/90 in index -- including reinvestment of dividends. Fiscal year ending December 31.

(1) This group of companies, which includes the Corporation, also currently includes Anadarko Petroleum Corp., Apache Corp., Burlington Resources, Cabot Oil & Gas, Devon Energy, Enron Oil & Gas, Gerrity Oil & Gas, Louisiana Land & Exploration, Maxus Energy Corp., Mitchell Energy & Development, Murphy Oil Corp., Noble Affiliates, Inc. Oryx Energy Co., Parker & Parsley Petroleum, Pennzoil Co., Plains Petroleum Company, Pogo Producing Company, Seagull Energy Corp., Union Texas Petroleum Holdings, Inc., Vintage Petroleum and Wainoco Oil Corp. Due to activities such as reorganizations and mergers, additions and deletions are made to the group from time to time.

                                 BENEFIT PLANS

     The Corporation maintains a 401(k) savings plan and a retirement income plan. In addition, the Corporation has entered into employment agreements with certain officers and key employees and maintains a severance program for all full-time salaried employees. These plans and agreements are briefly described below.

     Savings Plan. The Corporation has adopted the Santa Fe Energy Resources Retirement and Savings Plan, which became operative and was restated and renamed the Santa Fe Energy Resources Savings Investment Plan, effective November 1, 1990 (the "Savings Investment Plan"). The Savings Investment Plan offers eligible employees an opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by matching employer contributions. Substantially all salaried employees are eligible to participate on the first day of the month after their date of hire. The Corporation will match up to 4% of an employee's compensation and the employee's contribution could not exceed $8,994 in 1993. The limit amount is indexed each year to reflect cost-of-living increases and is $9,240 in 1994.

     In addition to the employer match described above, at the end of each fiscal year, the Corporation's performance is evaluated using the same performance measures used in the ICP Plan. If the performance meets or exceeds the goals for that year, participants will receive up to another fifty cents on each regular matching dollar contributed by the Corporation. The regular employer matching contributions as well as the performance match are made in the Corporation's common stock. The goals were 61 percent met in 1993 and a partial performance match was made in March 1994.

     The Savings Investment Plan is intended to qualify as a Section 401(k) cash or deferred compensation arrangement whereby an employee's contributions and the employer's matching contributions are not subject to federal income taxes at the time of the contribution to the Savings Investment Plan, and the Savings Investment Plan is subject to the restrictions imposed by the Code. Investment alternatives to which contributions may be allocated by the participants include a fixed income fund, an equities fund, a balanced fund, a growth equity fund and a fund which is invested in the Corporation's common stock.

     The Corporation also maintains a supplemental deferred compensation arrangement whereby employees earning in excess of $92,400 per year are allowed to defer all or a portion of their salary until any future year or retirement. These amounts are not matched by the Corporation. Employees earning in excess of $150,000 per year may also defer up to 4 percent of such excess and the amount will be matched by the Corporation. The amount contributed is also subject to the performance match described above in the Savings Investment Plan. All amounts are contributed in cash and earn interest at the rate paid on the fixed income fund of the Savings Investment Plan.

     Retirement Plans. The Corporation has adopted the Santa Fe Energy Resources Retirement Income Plan, a qualified defined benefit plan for substantially all salaried employees (the "Retirement Plan"), and a nonqualified supplemental retirement plan. The nonqualified plan will pay benefits to participants in the Retirement Plan where the Retirement Plan formula produces a benefit to members in excess of limits imposed by law and applicable government regulations and include amounts deferred under the Corporation's deferred compensation plan as pensionable compensation. Rights which have accrued to the Corporation's participants under the Santa Fe Pacific Retirement Plan ("SFP Retirement Plan") are protected under the Retirement Plan. Total approximate benefits under both the Retirement Plan and supplemental plan are shown below for selected compensation levels and years of service. As of December 31, 1993, Messrs. Payne, Bridwell, Boyt, Rosinski and Womack were credited with 11.8, 19.9, 10.2,
1.3 and 11 years of service under the plans, respectively.

                               PENSION PLAN TABLE

            AVERAGE                                    YEARS OF SERVICE
             YEARLY            ----------------------------------------------------------------
          COMPENSATION            15            20            25            30            35
    ------------------------   --------      --------      --------      --------      --------
     $125,000...............   $ 22,000      $ 29,000      $ 46,000      $ 55,000      $ 64,000
     $150,000...............   $ 27,000      $ 35,000      $ 55,000      $ 66,000      $ 78,000
     $175,000...............   $ 31,000      $ 42,000      $ 65,000      $ 78,000      $ 91,000
     $200,000...............   $ 36,000      $ 48,000      $ 75,000      $ 90,000      $105,000
     $225,000...............   $ 41,000      $ 54,000      $ 84,000      $101,000      $118,000
     $250,000...............   $ 45,000      $ 60,000      $ 94,000      $113,000      $132,000
     $300,000...............   $ 54,000      $ 73,000      $114,000      $136,000      $159,000
     $400,000...............   $ 73,000      $ 97,000      $152,000      $183,000      $213,000
     $450,000...............   $ 82,000      $110,000      $172,000      $206,000      $240,000
     $500,000...............   $ 92,000      $122,000      $191,000      $229,000      $267,000
     $600,000...............   $110,000      $147,000      $230,000      $276,000      $322,000

     Benefit figures shown are amounts payable based on a straight life annuity assuming retirement by the participant at age 62 in 1993 without a joint survivorship provision. The benefits listed in the above table are not subject to any deduction for social security or other offset amounts.

     Employment Agreements. The Corporation has entered into employment agreements ("Employment Agreements") covering 9 current employees of the Corporation (including each of the individuals named in the Cash Compensation Table except Mr. Rosinski). The Employment Agreements are intended to encourage such employees to remain in the employ of the Corporation. The initial term of each Employment Agreement expired on December 31, 1990 and, on January 1, 1991 and beginning on each January 1st thereafter, is automatically extended for additional one-year periods, unless by September 30 of any year the Corporation gives notice that the Employment Agreement will not be so extended. The term of the Employment Agreement, however, is automatically extended for a minimum period of 24 months following a Change in Control. Such a Change in Control occurred due to the merger with Adobe.

     In the event that following Change in Control (and during the term of the Employment Agreement) employment is terminated by the employee for "Good Reason" or the employee is involuntarily terminated by the Corporation other than for "Cause" (as those terms are defined in the Employment Agreements), the Employment Agreements provide for: (a) a lump sum payment equal to two years' base salary; (b) the maximum bonus possible under the ICP Plan; (c) a lapse of restrictions on any outstanding Restricted Stock grants and full payout of related Phantom Units; (d) a cash payment for each outstanding option equal to the amount by which the "fair market value" (as defined in the Employment Agreement) of a share of the Corporation's common stock on the date of termination exceeds the exercise price of the option; and (e) life, disability and health benefits for a period of up to 24 months. The payments and benefits provided in clauses (b), (c), (d) and (e) above are payable pursuant to the Employment Agreement only to the extent they are not paid out under the terms of any other plan of the Corporation. The payments and benefits provided by these Employment Agreements are further limited to the extent that the value thereof, when aggregated with certain other payments or benefits, would exceed (i) 2.99 times the "base amount" as defined in Section 280G of the Internal Revenue Code (the "base amount" approximating the average of five years' compensation preceding a Change in Control) plus (ii) the value of all health and life insurance benefits and the earned portion of any award or benefit previously granted, unless the employee would receive a greater net after-tax benefit if such payments and benefits were reduced so that no excise tax would be payable. Without giving effect to such limitation, the estimated value of the payments and benefits that Messrs. Payne, Bridwell, Boyt, and Womack and all executive officers as a group including these individuals would be entitled to receive if a qualifying termination occurred on February 1, 1994 is $1,182,201, $542,769, $556,017, $465,226 and $4,749,703, respectively.

     Severance Program. The Corporation has adopted a Severance Program for all full-time, salaried employees who are terminated by the Corporation or terminated or constructively terminated by an acquiring company, other than for Cause (as defined in the Severance Program). However, following a Change in Control (defined substantially the same as in the Stock Compensation Plan), an executive officer or key employee who has entered into an Employment Agreement is not eligible to receive duplicate benefits under the Employment Agreement and the Severance Program. As noted above, the merger of Adobe with the Corporation constituted a Change of Control. A participant in the Severance Program is generally entitled to an amount of up to one year's pay based upon a participant's age, length of service and highest rate of base salary in effect during the 24-month period preceding his termination, provided that the aggregate of such payment does not exceed two times the participant's actual salary for the 12-month period preceding the date of termination. In addition, a participant is entitled to continuation of health and life insurance benefits for two years.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Price Waterhouse served as the independent public accountant for the Corporation in 1993 and has been appointed the Corporation's independent accountant for 1994. Representatives of Price Waterhouse will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The stockholders are requested to ratify and approve the appointment of Price Waterhouse as independent auditors for 1994.

                                 OTHER BUSINESS

     The Board knows of no business that will come before the meeting except that indicated above. However, if any other matters are properly brought before the meeting, it is intended that the persons acting under the proxy will vote thereunder in accordance with their best judgment.

                           COST OF PROXY SOLICITATION

     The cost of preparing, assembling and mailing this proxy material will be borne by the Corporation. In addition to solicitation by mail, solicitations may be made by regular employees of the Corporation or by paid solicitors in person or by telephone or telegraph. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxy material to their principals and the Corporation will reimburse them for their expense in so doing.

                             STOCKHOLDER PROPOSALS

     In accordance with the proxy rules of the Securities and Exchange Commission, proposals by stockholders intended for inclusion in the proxy material solicited by the Corporation for the 1995 annual meeting must be received at the Corporation's executive offices no later than November 23, 1994; provided, however, that if the date of the 1995 annual meeting is scheduled to be held prior to April 10, 1995 or later than June 10, 1995, the proposals are then required to be received by the Corporation within a reasonable time before its solicitation is made.

     By order of the Board of Directors.

                                          MARK A. OLDER
                                          Corporate Secretary
March 29, 1994

                       SANTA FE ENERGY RESOURCES, INC.
            Proxy Solicited on Behalf of the Board of Directors of
               the Company for Annual Meeting on May 10, 1994

The undersigned hereby constitutes and appoints Allan V. Martini, Michael A. Morphy and Kathryn D. Wriston and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Santa Fe Energy Resources, Inc. to be held in the Ballroom of the Ritz Carlton Hotel, 1919 Briar Oaks Lane, Houston, Texas on Tuesday, May 10, 1994 at 10:00 a.m., and at any adjournments thereof, on all matters coming before said meeting.

Election of Directors. Nominees:
Rod F. Dammeyer, Marc J. Shapiro, William E. Greehey and Robert F. Vagt

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

This card also provides voting instructions for shares held for the benefit of Company employees in the Santa Fe Energy Resources Saving and Investment Plan.

                                                            SEE REVERSE SIDE

X                                                              2261

Please mark your
votes as in this
example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR Proposal 2.

            The Board of Directors recommends a vote FOR proposals 1 and 2.

1. Election of Directors.  (see reverse)

                         FOR       WITHHELD
For, except vote
withheld from the following nominee(s): ________________


2. Approval of independent accountants.

                         FOR       AGAINST       ABSTAIN
Please mark this box if you will personally be attending the meeting / /

Note: Please sign exactly as name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer. Executors, administrators, trustees, etc. should so indicate when signing.

DATE ________________, 1994

___________________________

___________________________
SIGNATURE(S)